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                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
3TEC Energy Corporation:

   We consent to the inclusion in this registration statement on Form S-2 of 3TEC Energy Corporation of our audit report dated February 25, 2000 relating to the consolidated balance sheets of 3TEC Energy Corporation (formerly Middle Bay Oil Company, Inc.) and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended and our report dated April 21, 2000 relating to the statement of revenues and direct operating expenses for the CWR Properties for the year ended December 31, 1999, and to the reference to our firm under the heading "Experts" in the prospectus.

                                          KPMG LLP

Houston, Texas
January 12, 2000